EXHIBIT 10.103

CONFIDENTIAL SEVERANCE PAY AGREEMENT AND RELEASE OF ALL CLAIMS

This Confidential Severance Pay Agreement and Release of All Claims ("Agreement") is entered into by and between Joseph Bevilaqua ("Associate" or "You") and Hexion Inc., ("Company"), sometimes referred to in this agreement as "the Parties." This Agreement shall become effective on the "Effective Date" as defined in Paragraph 8 below.

WHEREAS, the Parties have agreed that the Associate shall be separated from his/her employment with the Company; and

WHEREAS, the Company has agreed to provide certain payment and other consideration in return for the obligations contained herein, including for a release of claims;

NOW THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants herein contained, and intending to be legally bound, the Parties agree as follows:

Until March 22, 2019, ("Termination Date"), Associate will be an active employee of the Company and remain on the Company's payroll. Accordingly, Associate agrees to perform all job-related duties and functions that may be assigned from time-to-time by the Company.    Further, Associate understands, and acknowledges, that if he/she is terminated by the Company during this period for poor performance, or for violating· Company policy prior to the Termination Date, Associate will forfeit any severance benefits contained herein.

1.	Considerations:

Severance Payments
The Company agrees to pay to the Associate a total amount of ($946,662.21) as severance ("Severance Payments"), with $315,554.07 payable in a lump sum on the Termination Date and the remainder payable in bi-weekly installments over a period of twelve months following the Termination Date, subject to all applicable legal and customary deductions and withholdings from the Associate's pay.

Associate understands and agrees that the Severance Payments and other consideration provided herein confer upon him or her benefits to which he/she otherwise is not entitled. Therefore, Associate acknowledges and agrees that the consideration provided by the Company to him/her pursuant to this Agreement constitutes good and valuable consideration for the general release and the other promises and terms in this Agreement. Associate understands and agrees that he/she is not eligible for or entitled to any other benefit or consideration from the Company, except as provided in this Agreement, or as has already vested.

Associate understands and agrees that except as provided· specifically in this Agreement the Company shall have no obligation pursuant to any retention program, bonus plan, short-term or long-term incentive plan, or any other compensation plan to make any payment of any kind to Associate, including by way of example and not by way of limitation in any respect, payments for or in lieu of any future incentive payments, retention payments and bonuses, and Associate expressly waives any claims to such payments. Notwithstanding the foregoing, any amounts earned and vested pursuant to plan rules prior to your Termination Date will be paid in accordance with the terms and conditions of such plans.

Associate acknowledges and agrees that the continued payment of any and all payments and benefits to which you are entitled under this Agreement are conditional upon and subject to compliance with the restrictive covenants set forth in
(i)the Nondisclosure, Fair Competition and Inventions Agreement for 2015 and Beyond dated July 18, 2015 and (ii) Section 6 of the Management Investor Rights Agreement dated as of February 23, 2011 (the "Restrictive Covenants") for a period of eighteen (18) months. For avoidance of any doubt, the type of businesses for which the Restrictive Covenants are applicable shall be limited to businesses engaged in the production, sale or distribution of goods and services of epoxy materials and wood adhesive industries in competition with Hexion Inc. and its parents or subsidiaries. In the event Associate breaches of any of the Restrictive Covenants, in addition to any other remedy which may be available at law or in equity, unless otherwise expressly provided by applicable law, the Company's obligation to make further payments under this Agreement shall cease upon the date of such breach. This Agreement amends and incorporates by reference in full the Restrictive Covenants and Associate reaffirms his agreements as set forth therein, as modified by this Agreement.

Health Benefit Continuation
You will continue to be eligible for medical, dental and vision benefits equal to those received as an active employee (subject to the terms and conditions of those benefit plans) until and including the last day of the month in which your Termination Date occurs.

Effective as of the first of the month following your Termination Date, you may elect to continue health care coverage pursuant to COBRA (up to the maximum period of COBRA coverage), so long as you timely pay the applicable COBRA premium. No later than 14 days after your Termination Date, you will be sent a COBRA election notice that explains COBRA continuation (including how and when to make premium payments) in more detail.

Generally, under COBRA, your continuation coverage will last for up to 18 months. This 18-month period will begin on the first of the month following the month of your Termination Date. This 18-month maximum continuation period may end early, for example, if you fail to timely pay premiums or you become eligible for other group health plan coverage. More information will be provided in the COBRA election notice. Once you elect to continue coverage under COBRA, you will be billed on a monthly basis and you are obligated to pay the required premium for as long as you choose to continue coverage (up to the maximum COBRA continuation period).

The required COBRA premium is 102% of the total cost of coverage (employee and employer portions). Following your Termination Date, you will receive a one-time lump sum payment in the amount of Forty-Three Thousand Dollars ($43,000.00) representing your estimated cost to continue medical and dental COBRA coverage for 18 months based on current COBRA rates.
Incentive Compensation Plan (ICP)
The Company agrees that You will be eligible to receive Your 2018 ICP payment (per the terms of the ICP plan). Such payment, if any, will be made at the same time as ICP payments are made to other ICP participants under the terms of that plan. You will not be eligible to participate in the ICP plan for 2019.

Annual Retirement Contribution (ARC)
The 2018 ARC You earn under the Hexion Inc. Retirement Savings Plan, based on your service through December 31, 2018, will be posted to your Fidelity account in 2018 at the same time as the 2018 ARC is posted for other eligible associates.

Vacation
You will receive payment for all accrued, but unused vacation through your Termination Date. After your Termination Date, you will not accrue or earn any additional paid vacation.

Outplacement Support
The Company has arranged, at its own expense, a program of outplacement support for you. Additional information on the outplacement program will be provided to you in a separate attachment.

Equity
You shall be entitled to receive distribution of your "Deferred Compensation Account" under the BHI Acquisition Corp. 2004 Deferred Compensation Plan, in accordance with the terms thereof, in a single lump sum payment in the form of 80,403 Common Units in Hexion Holdings LLC (hereinafter "Parent").

You have received equity awards under the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (the "2011 Plan"), which are set forth on Schedule A hereto. With respect to those awards, the Company agrees, subject to your satisfaction of the conditions in Sections 4, 5 and 6 hereof, that:

a)	with respect to your option granted pursuant to your February 23, 2011 award agreement under the 2011 Plan, notwithstanding anything in such award agreement to the contrary:

(i)
the unvested Tranche B and Tranche C portions of your option with respect to 183,516 Common Units in Parent granted pursuant thereto shall continue to be eligible to vest on the terms and conditions set forth in such award agreement, as if you had remained employed through the earlier of (i) the applicable vesting date and (ii) December 31. 2020; and

(ii)
the vested Tranche A portion of your option with respect to 183,517 Common Units in Parent granted pursuant thereto, as well as any unvested Tranche B and Tranche C portions of your option which may become vested, shall remain exercisable and shall expire on December 31, 2020, subject to earlier cancellation under the 2011 Equity Plan;

b)
with respect to your option granted pursuant to your March 8, 2013 award agreement under the 2011 Plan, notwithstanding anything in such award agreement to the contrary, the vested portion of your option with respect to 416,189 Common Units in Parent granted pursuant thereto, shall remain exercisable and shall expire on December 31, 2020, subject to earlier cancellation under the 2011 Equity Plan; and

c)
your 61,172 unvested restricted deferred units granted pursuant to your February 23, 2011 award agreement under the 2011 Plan, as well as your 328,635 unvested restricted deferred units granted pursuant to your March 8, 2013 award agreement under the 2011 Plan, shall continue to be eligible to vest on the terms and conditions set forth in the respective award agreements, as if you had remained employed, through the earlier of (i) the applicable vesting date and (ii) December 31, 2020.

You currently hold 61,172 Common Units in Parent acquired from previously settled restricted deferred units, which shall remain unaffected by your separation from employment.

For the avoidance of doubt, the parties intend that the extended term of your options as described above shall be compliant with Section 409A of the U.S. Internal Revenue Code, as amended, and in no event shall such term be extended beyond the original expiration date of such option.

All Other Company Sponsored Benefit Plans
Unless specified in this Agreement, you will cease participation in and/or accruing benefits under Company sponsored benefit plans as of your Termination Date. Notwithstanding, any amounts earned and vested, pursuant to plan rules, prior to your Termination Date will be paid in accordance with the terms and conditions of such plans.

2.
Eligibility for Considerations: You understand that, to be eligible for any of the considerations under this Agreement, you must be actively employed and working through the date on which the Company releases you from work on your Termination Date. To be eligible for the Severance Payments and benefits listed in this Agreement, you may not voluntarily terminate before then or be unavailable for active work due to leave status (disability, workers' compensation, or personal) on your Termination Date. Should you be on such leave at your Termination Date, you will be covered by the terms and conditions of that particular status for its duration. Further, You understand and acknowledge, that if You are terminated by the Company for poor performance, or for violating Company policy prior to the Termination Date, You forfeit any severance benefits contained herein.

3.
Release of All Claims: In exchange for the monies and benefits given to you under this Agreement, you hereby release, acquit, and forever discharge the Company and each of its current and former parents, affiliates, subsidiaries, partners, owners, predecessors, successors, and assigns, and their respective current and former officers, directors, managers, members, employees, attorneys, agents and other representatives in their capacities as such (collectively, the "Released Parties"), from any and all claims, actions, causes of action, counterclaims, suits, debts, interest, attorney's fees, sums of money, accounts, contracts, agreements, promises, contribution, indemnification, damages, judgments, executions, demands, expenses and liabilities whatsoever, at law, in equity or otherwise, which you or your heirs, executors, administrators, successors or assigns now or hereafter can, shall or may have against the Released Parties prior to the Effective Date (as defined in paragraph 8 below), due to any matter whatsoever arising from or relating to your employment with the Company, your termination of employment from the Company, or any claims for payments of any kind which you contend were agreed to, promised or due to you by agreement, act or promise prior to the Effective Date (collectively, "Released Claims"). The Released Claims include, but are not limited to, any claim that any of the Released Parties violated any federal, state or local laws, rules or regulations, specifically including the Age Discrimination in Employment Act; the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (Section 1981), state and federal minimum wage acts, and any claim that any of the Released Parties violated any other federal, state or local statute, law, regulation or ordinance; any claim of unlawful discrimination of any kind; any public policy, contract, tort, or common law claim including, but not limited to, intentional and/or negligent infliction of emotional distress, and violation of public policy; any claim that was or could have been asserted in any lawsuit; and any claim for costs, fees, or other expenses including attorneys' fees incurred in these matters. This Agreement shall not be deemed to release any claims to enforce the Parties' obligations hereunder; any benefit that previously has vested; or any claim that by law may not be released.

4.
Covenant Not to Sue: You agree not to file or initiate a legal proceeding asserting any of the Released Claims against any of the Released Parties. You further agree that you will not permit yourself to be a named party in any legal proceeding seeking relief against the Released Parties based on claims released by this Agreement, and that even if a court or other legal officer rules that you may not waive such claim, you will not accept or be entitled to any money damages or other relief in connection with any such proceeding asserting any of the Released Claims against any of the Released Parties. The Company may plead this Agreement as a complete bar to any such claim, cause of action or defense brought in derogation of this covenant not to sue.

Waiver of Damages: Nothing herein is intended to or shall interfere with your right to participate in a proceeding with any appropriate federal, state or local government agency enforcing federal or state laws and/or cooperating with said agency in any investigation. However, you agree that you shall not do so voluntarily; nor shall you be entitled to receive any recovery/monies in connection with any complaint or charge brought against any of the Released Parties, without regard as to who brought any such complaint or charge.

5.
Confidentiality of this Agreement: You understand and agree that this is a Confidential Agreement between You and the Company and You agree that the terms and conditions herein will not be revealed by You to anyone other than to your attorney, tax authorities and/or financial advisors and or your spouse (who may not communicate the terms and conditions of the Agreement to any third parties), all except as required by subpoena or other process of law.

6.
Confidentiality and Trade Secrets: You further agree not to use or disclose any confidential and/or proprietary information to which you were privy during the course of your employment with the Company.

7.
Acknowledgment: You received a copy of this Agreement on March 11, 2019 representing the terms of severance from the Company. No deadline of less than 21 days after March 11, 2019 has been imposed upon you to sign this Agreement. If you are signing this Agreement less than 21 days after March 11, 2019 you understand that you do not have to do so. Changes to this Agreement do not restart the running of the 21-day period. If unsigned by you, this Agreement will expire on April 1, 2019.

You further acknowledge that the Company has informed you, by this writing, that you should consult an attorney before signing this Agreement. In addition, it is agreed and understood that the severance arrangements made between you and the Company are unique and apply only to your special circumstance and in no way can be construed or interpreted as precedent setting to others.

You further acknowledge that you entered into this Agreement on a knowing and voluntary basis, you have read this Agreement and understand that by signing this Agreement you release all legal claims against the Company and waive certain rights to bring claims.

8.
Revocation Period: You may revoke this Agreement at any time within seven (7) days after signing it by providing written notice of cancellation by hand delivery or registered mail addressed to: John Auletto, EVP Human Resources at Hexion Inc., 180 E. Broad Street, Columbus, OH 43215 Attn: HRConnect, 29th Floor. For the revocation to be effective, the Company must receive written notice no later than the close of business on the seventh day after you sign this Agreement. If you cancel, the Company owes you nothing under this Agreement but your employment still will effectively end on your Termination Date. This

Agreement will not become effective and enforceable until the· seven (7) day cancellation period ends ("Effective Date").

9.
Company Property: You agree to return your Company-provided property that may be in your possession or control on or before your Termination Date. You also agree to immediately return all original and duplicate documents, files, computer files and records, policies and procedures and all other tangible things in your possession that were created, collected or received by you while employed by the Company. Failure to return any Company-provided property in a timely manner may (in the Company's sole discretion) result 'in the forfeiture of any Severance Payments or other consideration provided to you under this Agreement, in addition to any other remedies the Company may have against you to recover Company Property.

10.
Violation of Agreement: You understand and acknowledge that if you violate the terms of this Agreement, including, but not limited to, the filing of any claim or cause of action released by Paragraph 3 of this Agreement, or, if you violate any other term of this Agreement, you could be subject to forfeiture (at the Company's sole discretion) of any Severance Payments or other consideration provided to you under this Agreement, in addition to any other remedies the Company may have against you. If you are found, by a court of competent jurisdiction, to have violated the terms of this Agreement, you agree to pay any reasonable attorney's fees, costs and other expenses, including costs of investigation, incurred by the Company to enforce its rights under this Agreement.

11.
Severability: Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

12.
Controlling Law/Jurisdiction This Agreement will be interpreted, enforced and governed by and under the laws of Ohio, without regard to its conflict of laws provision, and except to the extent preempted by federal law.

13.
Future Cooperation: You agree to cooperate with· the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits and other proceedings by, against or involving the Company including its officers, agents, and employees, which relate to matters of which you have knowledge, or should have knowledge, by virtue of your employment by the Company. You agree to immediately notify the Company if subpoenaed or asked to appear as a witness in any matter related to the Company or one of its affiliates. You further agree to cooperate fully and sign any and all additional documents that may be necessary to carry out the terms and intent of this Agreement.

14.
Conduct: You agree to refrain from participating in any activity or making any statements that are calculated to damage or have the effect of damaging the business or reputation of the Company and/or any officer, director or employee of the Company. Nothing herein is intended to or shall interfere with your right to participate in a proceeding with any appropriate federal, state or local government agency enforcing federal or state laws and/or cooperating with said agency in any investigation.

15.
No Known Claims/ No Future Legal Actions: You represent that you currently are not a party in any pending administrative charge, lawsuit, civil action or claim of any kind against the Company, as defined herein.

16.
Notice of Immunity under the U.S. Defend Trade Secrets Act: Employees cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing trade secret information in the following circumstances: disclosure of trade secret information to any federal, state, or local government official, or to an employee's attorney, or in a sealed court document solely for the purpose of reporting or investigating a suspected violation of the law; or disclosure of trade secret information to an employee's attorney or in a sealed court document in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of the law.

17.
Entire Agreement: Except as otherwise provided in this Agreement, this is the entire agreement between you and the Company with respect to the subject matter of this Agreement. There are no other written or oral agreements, understandings or arrangements except the ones specifically mentioned and/or contained in this Agreement. The terms of this Agreement may not be changed in any way except in writing, signed by you and the Company.

18.
Code Section 409A: All amounts payable under this Agreement are intended to comply with the "short term deferral" exception from Section 409A of the Internal Revenue Code ("Section 409A") specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the "separation pay plan" exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while you are a "specified employee" (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the your estate following the your death. "Termination of employment," "resignation “or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, your "separation from service" as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by you and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to you. You shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Code section 409A.

FULL UNDERSTANDING: By signing this Agreement, you acknowledge that you have carefully read this Agreement; that you have had a reasonable time to consider the language and effect of this Agreement; that the Company has informed you, in writing, to consult with an attorney before signing this Agreement; that you know, understand and agree with the contents of this Agreement; and that you are signing this document voluntarily because you are satisfied with its terms and conditions.

SIGNED:

_______________________________        Dated _________________
Joseph Bevilaqua

Hexion Inc.

_______________________________        Dated _________________
John Auletto

Title: EVP Human Resources

CANCELLATION NOTICE

To cancel this Agreement:

•	Sign below.

•	The Company must receive this Cancellation Notice within seven (7) days of the date you signed the Agreement.

I hereby cancel this Agreement.

Date    Joseph Bevilaqua